Exhibit 99.1

Tidewater Inc. 6002 Rogerdale Road, Suite 600 Houston, TX 77072-1655, USA +1.713.470.5300

TIDEWATER ANNOUNCES TERMINATION OF TAX BENEFITS PRESERVATION PLAN

HOUSTON, December 15, 2021 - Tidewater Inc. (NYSE: TDW) (the “Company”) today announced that its Board of Directors has amended its previously adopted Tax Benefits Preservation Plan (the "Plan") to accelerate the termination of the Plan to December 15, 2021. The Plan, previously scheduled to expire on April 13, 2023, was designed to protect the Company’s existing net operating loss carryforwards and foreign tax credits, by deterring an acquisition of the Company's stock in-excess of a threshold amount that could trigger an “ownership change” within the meaning of the Internal Revenue Code.

Quintin Kneen, Tidewater’s President and Chief Executive Officer, commented, “The Plan was established in March of 2020 to protect significant tax attributes that were at risk of being limited under Section 382 of the Internal Revenue Code due to the considerable rolling three-year change in ownership percentage of the Company, which was driven in part by the issuance of shares in the November 2018 acquisition of GulfMark Offshore, Inc. Subsequent to the recent third anniversary of that transaction as well as other factors, the rolling three-year change in ownership was reduced significantly. The Board determined that the Company's tax attributes no longer need the protection of the Plan, and it is in the best interest of the Company's shareholders to promptly terminate the Plan.”

About Tidewater

Tidewater owns and operates one of the largest fleets of offshore support vessels in the industry, with more than 65 years of experience supporting offshore energy exploration, production, generation and offshore wind activities worldwide.

Forward-Looking Statements

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Tidewater notes that certain statements set forth in this press release contain certain forward-looking statements which reflect our current view with respect to future events and future financial performance. Forward-looking statements are all statements other than statements of historical fact. All such forward-looking statements are subject to risks and uncertainties, many of which are beyond the control of the Company, and our future results of operations could differ materially from our historical results or current expectations reflected by such forward-looking statements. Investors should carefully consider the risk factors described in detail in the Company’s most recent Form 10-K, most recent Form 10-Q, and in similar sections of other filings made by the Company with the SEC from time to time. The Company’s filings can be obtained free of charge on the SEC’s website at www.sec.gov. Except to the extent required by law, the Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained in this press release to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any statement is based. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports filed by the Company with the SEC.

Contacts

Tidewater Inc.

West Gotcher

Vice President,

Finance and Investor Relations

+1.713.470.5285

SOURCE: Tidewater Inc.